Exhibit 99.1

Innodata Isogen Reports Strong Results for Second Quarter 2009

Revenues, earnings climb significantly year-over-year

Company on track for record revenue in 2009

NEW YORK--(BUSINESS WIRE)--August 6, 2009--INNODATA ISOGEN, INC. (NASDAQ:INOD), today announced revenue of $21,635,000 for the second quarter of 2009, up 21% from revenue of $17,870,000 in the second quarter of 2008, and slightly lower than record revenue of $21,815,000 achieved in the first quarter of 2009.

The company also reported net income of $3,204,000 in the second quarter of 2009, or $0.13 per diluted share, up substantially from net income of $36,000, or less than $0.01 per diluted share, in the second quarter of 2008. In the first quarter of 2009, the company achieved net income of $3,581,000, or $0.15 per diluted share.

In the first six months of 2009, revenue was $43,450,000, up 20% from revenue of $36,270,000 in the first six months of 2008. Net income in the first half of 2009 was $6,785,000, or $0.27 per diluted share, up substantially from net income of $869,000, or $0.03 per diluted share, in the first half of 2008.

The company reported cash from operations for the first six months of 2009 was a record $10 million, an increase of $6.1 million from nearly $4 million for the first six months of 2008. Cash and cash equivalents rose 51% to $23,118,000 at June 30, 2009 from $15,263,000 at June 30, 2008.

“We’re enthusiastic about our second half,” said Jack Abuhoff, chairman and CEO of Innodata Isogen. “We’re optimistic about the opportunities we have with both new and existing clients – opportunities that have significant strategic value in addition to their financial value.

“These opportunities should contribute to strong year-over-year revenue performance in the second half of 2009 and help position us to drive strong performance in 2010.”

Abuhoff said he anticipated revenue in the third quarter of 2009 to be approximately $20 million, with a sequential increase in the fourth quarter.

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question & answer period, at 11:00 AM ET today. You can participate in this call by dialing the following call-in numbers:

1-888-778-9052 (Domestic)
1-913-312-1517 (International)
1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on replay only: 6023545

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode. Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen (NASDAQ:INOD), is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering. Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata Isogen has offices and operations in the United States, the United Kingdom, France, Israel, China, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008

Revenues	$21,635	$17,870	$43,450	$36,270

Operating costs and expenses:
Direct operating expenses	14,199	13,738	27,309	27,067
Selling and administrative expenses	3,063	4,074	6,670	8,391
Interest income, net	(6)	(50)	(19)	(106)

Total	17,256	17,762	33,960	35,352
Income before provision for income taxes	4,379	108	9,490	918

Provision for income taxes	1,175	72	2,705	49
Net income	$3,204	$36	$6,785	$869
Income per share:
Basic	$.13	$-	$.28	$.04
Diluted	$.13	$-	$.27	$.03
Weighted average shares outstanding:
Basic	24,249	24,600	24,194	24,662
Diluted	25,373	25,408	24,912	25,807

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in thousands)

	June 30, 2009	December 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$23,118	$13,875
Accounts receivable, net	14,177	14,017
Prepaid expenses and other current assets	2,949	2,246
Deferred income taxes	2,282	4,115

Total current assets	42,526	34,253

Property and equipment, net	6,133	6,726

Other assets	2,694	2,825

Deferred income taxes	948	906

Goodwill	675	675

Total assets	$52,976	$45,385

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$3,958	$3,593
Accrued salaries, wages and related benefits	5,481	5,289
Income and other taxes	1,437	1,649
Current portion of long-term obligations	865	915

Total current liabilities	11,741	11,446

Deferred income taxes	2,075	2,080

Long term obligations	1,348	1,671

Stockholders' equity	37,812	30,188

Total liabilities and stockholders’ equity	$52,976	$45,385

CONTACT:
Innodata Isogen, Inc.
Al Girardi, Vice President, 201-371-8034
agirardi@innodata-isogen.com
www.innodata-isogen.com